EXHIBIT 99.1

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                                          Growing in the midstream sector of the
                                                            Natural Gas Industry

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                                                           Trading Symbol:  GNRG

GATEWAY ENERGY CORPORATION


NEWS RELEASE

FOR IMMEDIATE RELEASE      Contact:  Brad Holmes, Investor Relations
                                     (713) 654-4009 or
                                     Chris Rasmussen, CFO
                                     (713) 336-0844

                  Gateway Energy Announces New Credit Facility

Houston - (PR Newswire) - December 10, 2009 - Gateway Energy Corporation (OTCBB:
GNRG) today announced that it has entered into a new $6.0 million secured revolving credit facility, with an original borrowing base of $3.0 million, with Meridian Bank Texas. Pursuant to the credit facility, Gateway's borrowing base may be increased from time to time by the lender, up to a maximum of $6.0 million. Gateway intends to use the credit facility to fund acquisitions and new projects in the midstream energy sector and for normal working capital requirements.

Robert Panico, President and Chief Executive Officer, stated "This credit facility will permit Gateway to continue to implement its midstream acquisition program. Prior to entering into this credit facility, the Company repaid the entire principal balance of its former credit facility and currently has approximately $2.1 million of available cash. We are aggressively pursuing strategic acquisition prospects and look forward to our new relationship with Meridian Bank Texas."

About Gateway Energy

Gateway Energy Corporation owns and operates natural gas gathering, transportation and distribution systems in Texas, Texas state waters and in federal waters of the Gulf of Mexico off the Texas and Louisiana coasts. Gateway gathers offshore wellhead natural gas production and liquid hydrocarbons from producers, and then aggregates this production for processing and transportation to other pipelines. Gateway also transports gas through its onshore systems for non-affiliated shippers and through its affiliated distribution system and makes sales of natural gas to end users.

Safe Harbor Statement

Certain of the statements included in this press release, which express a belief, expectation or intention, as well as those regarding future financial performance or results, or which are not historical facts, are "forward-looking" statements as that term is defined in the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. The words "expect", "plan",

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"believe",  "anticipate",  "project",  "estimate",  and similar  expressions are
intended  to  identify   forward-looking   statements.   These   forward-looking
statements are not guarantees of future performance or events and such statements involve a number of risks, uncertainties and assumptions, including but not limited to industry conditions, prices of crude oil and natural gas, regulatory changes, general economic conditions, interest rates, competition, and other factors. Should one or more of these risks or uncertainties materialize or should the underlying assumptions prove incorrect, actual results and outcomes may differ materially from those indicated in the forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or
circumstances   after  the  date  hereof  or  to  reflect  the   occurrence   of
unanticipated events.

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